UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2013

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-215-6500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2013, Ronald Schad, Essex Rental Corp.'s (the "Company" or "Essex") President and Chief Executive Officer, resigned from the Company. Mr. Schad will continue to serve as the President and Chief Executive Officer of Essex until his successor is identified and retained. Mr. Schad will also continue to serve on Essex's Board of Directors through his current term.

In connection with Mr. Schad's resignation, the Company and Mr. Schad entered into an employment separation agreement and release, pursuant to which Mr. Schad will continue to receive his base salary and current benefits through a transition period and severance payments equal to his current salary and health benefits for one year thereafter. In addition, a total of 593,250 options to purchase shares of the Company's common stock held by Mr. Schad will continue to be exercisable until the ten year anniversaries of the respective grant dates of such options. The foregoing summary of the Separation Agreement does not purport to describe all of the terms of the Separation Agreement, and is qualified in its entirety by reference to the full text thereof. A copy of the Separation Agreement is attached hereto as Exhibit 10.1.

Item 8.01. Other Events

On November 11, 2013, the Company issued a press release announcing the resignation of Mr. Schad as President and Chief Executive Officer of Essex Rental Corp.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Separation Agreement and Release, dated as of November 11, 2013, by and between Essex Rental Corp., Essex Crane Rental Corp. and Ronald Schad
99.1	Press Release, dated November 11, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: November 13, 2013	By:	/s/ Kory M. Glen
Name: Kory M. Glen
Title: Chief Financial Officer